Exhibit 99.9
Execution Copy
STANDBY PURCHASE AGREEMENT
          THIS AGREEMENT (the “Agreement”) has been entered into as of December 1, 2008, by and between
               WESTERN FOREST PRODUCTS INC., a corporation existing under the laws of Canada;
               (“WEF”)
                - and -
               TRICAP MANAGEMENT LIMITED, a corporation existing under the laws of Ontario;
               (the “Standby Purchaser”)
RECITALS:
A.	WEF proposes to effect an offering of Rights to the holders of record of the Common Shares and Non-Voting Shares pursuant to a short form prospectus, on the terms and conditions set forth in this Agreement; and

B.	the Standby Purchaser proposes to purchase any and all of the Common Shares that are offered but not otherwise purchased under the Rights Offering, on the terms and conditions set forth in this Agreement.
          NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed as set forth below.
ARTICLE 1
INTERPRETATION
1.1	Definitions. In this Agreement and in the recitals hereto, unless something in the subject matter is inconsistent therewith:

“Additional Subscription Privilege” has the meaning provided in Section 2.2;

“Affiliate” of any Person means an associate of, or an affiliated, controlled or subsidiary company (and including any associate thereof), of such Person, all such terms (except person) having the meaning ascribed thereto by the Securities Act;

“AIF” means WEF’s annual information form for the fiscal period ended December 31, 2007, dated March 4, 2008;

“Business Day” means any day, other than a Saturday or a Sunday, upon which banks are open for business in both the cities of Toronto and Vancouver;

“Closing Date” means the fifth Business Day following the Expiry Time, or such other date as required by Section 5.3 or as may be agreed by WEF and the Standby Purchaser, which in no event will be later than the Drop Dead Date;

“Common Shares” means the common shares in the capital of WEF;

“Drop Dead Date” means 5:00 p.m. (Toronto time) on February 9, 2008

“Exchange Limitation” means the requirement that no holder or group of holders should beneficially own, or exercise control or direction over, 50% or more of the Common Shares then outstanding. If upon the exercise of Rights a holder or group of holders would beneficially own, or exercise control or direction over, 50% or more of the Common Shares then outstanding, WEF may, at its option, permit the exercise of only that portion of the Rights owned by such holder(s) that would result in the holder(s) beneficially owning, or exercising control or direction over, a maximum of 49% of the Common Shares then outstanding;

“Expiry Time” means 5:00 p.m. (Toronto time) on the date set forth in the Final Prospectus, such date and time being the date and time on which the Rights shall expire and become null and void and such date being the 21st day following the date on which the Final Prospectus is mailed to the holders of record of Shares as of the Record Date;

“Final Prospectus” means the final short form prospectus to be filed by WEF with the Securities Commissions in connection with the Rights Offering and in respect of which the Securities Commissions have issued or been deemed to have issued a receipt (or analogous decision document) to WEF and, unless the context otherwise requires, includes all documents incorporated therein by reference;

“Governmental Entity” means any (i) multinational, federal, provincial, territorial, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

“Issue Price” means for each of the Common Shares issuable upon the exercise of Rights 60% of the volume weighted average price of the Common Shares on the TSX for the ten day period ending on the day prior to the date of filing of the Final Prospectus, subject to a maximum price of $0.25;

“Laws” means any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, instruments, policies, guidelines, notices, and general principles of common law and equity, binding on or affecting the Person referred to in the context in which the word is used;

“Material Adverse Change” means any change, development, event or occurrence with respect to WEF, any of its Material Subsidiaries or their respective business, condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise), capital, operations, or results of operations, cash flow, income or prospects of WEF and its Material Subsidiaries, that: (A) is, or would reasonably be expected to be, material and adverse to WEF and its Material Subsidiaries, on a consolidated basis but does not include (a) any changes in economic, regulatory or political conditions applicable to the forestry industry generally in British Columbia, (b) any changes in financial markets generally or foreign exchange rates for the Canadian dollar or (c) any change, event, occurrence or state of facts that directly arises out of or results from the announcement or pendency of the transactions contemplated by this Agreement; or (B) does or would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated by this Agreement;

“material change” means a material change for the purposes of Securities Laws.

“material fact” means a material fact for the purposes of Securities Laws.

“Material Subsidiaries” means Western Lumber Sales Limited (Canada); WFP Quatsino Navigation Limited (Canada) and MacMillan Bloedel Kabushiki Kaisha (Japan).

“Misrepresentation” has the meaning ascribed to such term for the purposes of Securities Laws;

“Non-Voting Shares” means the non-voting shares in the capital of WEF;

“Person” means an individual, company or corporation (with or without share capital), partnership, limited partnership, limited liability partnership, limited liability company, association, joint venture, syndicate, trust, estate, custodian, trustee, executor, administrator, nominee or other legal personal representative, or other entity or organization, including a Governmental Entity or political subdivision or an agency or instrumentality thereof;

“Preliminary Prospectus” means the preliminary short form prospectus to be filed by WEF as soon as practicable after the date hereof with the Securities Commissions in connection with the Rights Offering and, unless the context otherwise requires, includes all documents incorporated therein by reference;

“Prospectus” means, collectively, the Preliminary Prospectus, the Final Prospectus and any Prospectus Amendment;

“Prospectus Amendment” means any amendment to the Preliminary Prospectus or the Final Prospectus and any amendment or supplemental prospectus;

“Public Documents” means (i) the AIF; (ii) WEF’s audited consolidated financial statements, the notes thereto and the auditors report thereon for the years ended December 31, 2007 and 2006, together with the management’s discussion and analysis for such audited consolidated financial statements; (iii) WEF’s unaudited interim consolidated financial statements for the three and nine months ended September 30, 2008 with the notes thereto together with the management’s discussion and analysis for such interim consolidated financial statements; (iv) WEF’s material change report filed January 7, 2008 with respect to changes in management of WEF and addition to the board of directors of WEF; (v) WEF’s material change report dated January 18, 2008 with respect to changes in management of WEF; (vi) WEF’s material change report dated March 14, 2008 with respect to WEF’s new $175 million term loan facility; (vii) WEF’s material change report dated November 4, 2008 with respect to changes in management of WEF; and (viii) WEF’s management proxy circular dated April 1, 2008 prepared in connection with the annual meeting of WEF’s shareholders held on May 8, 2008;

“Qualifying Jurisdictions” means British Columbia, Alberta, Saskatchewan, Manitoba and Ontario;

“Record Date” means the record date for the purpose of the Rights Offering that will be established by WEF in the Final Prospectus;

“Registration Statement” means the registration statement on Form F-7, including the Final Prospectus and any Prospectus Amendment, filed by WEF with the SEC to register the Common Shares issuable upon the exercise of the Rights under the U.S. Securities Act of 1933, as amended;

“Rights” means the transferable rights to subscribe for Common Shares offered by WEF pursuant to the Rights Offering, with each holder of Shares receiving one right per Share held, and each entitling the holder thereof to subscribe for that number of Common Shares equal to the Rights Ratio at the Subscription Price;

“Rights Offering” means the offering by WEF of Rights to the holders of Shares on the Record Date to purchase in the aggregate approximately $50,000,000 of Common Shares at the Issue Price, with each holder of Shares as of the Record Date receiving one Right per Share held, as described in Article 2;

“Rights Ratio” means (A/B)/C, where A = $50,000,000; B = the Issue Price; and C = the number of Shares outstanding on the date of the Final Prospectus;

“SEC” means the United States Securities and Exchange Commission;

“Securities” means, collectively, the Rights and the Shares issuable upon the exercise of the Rights;

“Securities Act” means the Securities Act (Ontario), as amended;

“Securities Commissions” means, collectively, the securities commissions or similar securities regulatory authorities of the Qualifying Jurisdictions;

“Securities Laws” means the applicable securities Laws of each of the Qualifying Jurisdictions, the rules and policies of the TSX and, as applicable, the applicable securities Laws of the United States;

“Shares” means, collectively, the Common Shares and the Non-Voting Shares;

“Standby Purchaser” means Tricap Management Limited;

“Standby Shares” shall have the meaning set forth in Section 3.1;

“Subscription Price” means the Issue Price multiplied by the Rights Ratio;

“Termination Date” means the earlier of: (i) the Drop Dead Date; and (ii) the effective date upon which this Agreement is terminated pursuant to Article 10;

“TSX” means the Toronto Stock Exchange;

“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia; and

“WEF” means Western Forest Products Inc., a corporation existing under the laws of Canada.

1.2	Headings, etc. The division of this Agreement into articles, sections, paragraphs and clauses and the provision of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to articles, sections, paragraphs or clauses are to articles, sections, paragraphs or clauses of this Agreement.

1.3	Plurality and Gender. Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and the words importing persons shall include individuals, partnerships, trusts, corporations, governments and governmental authorities and vice versa.

1.4	Currency. Unless otherwise specifically stated, all references to dollars and cents in this Agreement are to the lawful currency of Canada.

1.5	Governing Law. This Agreement shall be governed by, interpreted and enforced in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein. Each party hereby unconditionally and irrevocably submits to the nonexclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising out of this Agreement.

1.6	Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect. The parties hereto agree to negotiate in good faith a substitute provision which shall be as close as possible to the intention of any invalid or unenforceable provision as may be valid or enforceable. The invalidity or unenforceability of any provision in any particular jurisdiction shall not affect its validity or enforceability in any other jurisdiction where it is valid or enforceable.

1.7	Statutes. Any reference to a statute, act or Law shall include and shall be deemed to be a reference to such statute, act or Law and to the regulations, instruments and policies made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute, act or Law that may be passed which has the effect of supplementing or superseding such statute, act or Law so referred to.
ARTICLE 2
RIGHTS OFFERING
2.1	Conduct of Rights Offering. Subject to and in accordance with the terms hereof, WEF agrees to offer, in accordance with Securities Laws, the Rights pursuant to the Prospectus to Persons that are the holders of record of Shares on the Record Date in the Qualifying Jurisdictions, the United States and any other jurisdiction selected by WEF; provided that such offer in the United States may only be made to the extent permitted under applicable state securities or “blue sky” Laws, and in the United States and any other jurisdiction, provided that WEF has satisfied itself that a holder is entitled to receive the Securities under the Rights Offering in accordance with the Laws of such jurisdiction without obliging WEF to register the Securities or file a prospectus or other similar disclosure document or to make any other filings or become subject to any reporting or disclosure obligations that WEF is not otherwise already obligated to make.

2.2	Additional Subscription Privilege. Each holder of record of Shares on the Record Date in a Qualifying Jurisdiction who has exercised his Rights in full by the Expiry Time shall have the right to subscribe for additional Common Shares by the Expiry Time (if such are available) as a result of Rights that are not exercised at the Expiry Time, subject to pro ration (the “Additional Subscription Privilege”).
ARTICLE 3
STANDBY COMMITMENT
3.1	Standby Commitment. Subject to and in accordance with the terms hereof, the Standby Purchaser hereby agrees to purchase from WEF, and WEF hereby agrees to sell to the Standby Purchaser, at the Issue Price and on the Closing Date, each of the Common Shares that were not otherwise subscribed for in the Rights Offering by holders of Rights prior to the Expiry Time (and for greater certainty, the Standby Purchaser shall purchase Common Shares hereunder only to the extent that such Common Shares were not otherwise subscribed for by a holder of Rights prior to the Expiry Time, including pursuant to a holder’s Additional Subscription Privilege) (the “Standby Shares”); provided that, for that number of Common Shares that would otherwise have been issued on an exercise of Rights but for the application of the Exchange Limitation, WEF shall deliver Non-Voting Shares to the Standby Purchaser in lieu of an equivalent number of such Common Shares.

3.2	Payment for Standby Shares. Subject to and in accordance with the terms hereof, on the Closing Date, the Standby Purchaser shall pay, in immediately available funds by wire transfer to an account designated by WEF, or by certified cheque payable to WEF, the aggregate Issue Price that is payable for the Standby Shares.
ARTICLE 4
COVENANTS OF WEF
4.1	Subject to and in accordance with the terms hereof, WEF undertakes and agrees with and in favour of the Standby Purchaser that:
(a)	Preliminary Prospectus. It shall prepare and, as soon as reasonably practicable, it shall file with the Securities Commissions, the Preliminary Prospectus (in the English language).

(b)	Final Prospectus and Qualification. As soon as reasonably practicable following receipt of all necessary regulatory approvals in respect of the Preliminary Prospectus, WEF shall file with the Securities Commissions the Final Prospectus (in the English language), auditor and counsel consents and other requisite filings and documentation, and shall file the Registration Statement with the SEC, and take all other reasonable steps and proceedings that may be necessary within the time limits prescribed by Securities Laws in order to qualify or register the distribution of the Securities or to distribute them exempt from such qualification or registration, in each of the Qualifying Jurisdictions and the United States.

(c)	Supplementary Material. If required by Securities Laws, it shall prepare and file within the time limits prescribed by Securities Laws any Prospectus Amendment or any amending or supplemental documentation or any similar document required to be filed by it under Securities Laws. It shall also promptly, and in any event within any applicable time limitation, comply with all applicable filing and other requirements under Securities Laws as a result of any material change.

(d)	Consents and Approvals. It will use its reasonable best efforts to obtain all necessary consents, approvals or exemptions for the creation, offering and issuance of the Securities and the entering into and performance by it of this Agreement and the transactions contemplated herein (including, for greater certainty, the issuance of the Rights and the Common Shares issuable upon the exercise of the Rights).

(e)	Cease Trade Order or Other Investigation. From the date hereof through the earlier of (i) the Closing Date and (ii) the termination of this Agreement, it will promptly notify the Standby Purchaser in writing of any notice, written demand, request, inquiry or other correspondence (in each case, both formal or informal) by any Securities Commission, the TSX or other Governmental Entity (x) that concerns any matter relating to the affairs, securities, directors or officers of WEF that may affect the Rights Offering or any other transaction contemplated herein, or (y) that relates to the issuance, or threatened or contemplated issuance, by any such Person of any order suspending or preventing the use of the Prospectus or any cease trading or similar order or ruling relating to any securities of WEF. Any notice delivered to the Standby Purchaser pursuant to this Section shall contain reasonable details of the notice, demand, request, inquiry, correspondence, order or ruling in question. WEF shall use all reasonable efforts to prevent the issuance of any orders contemplated in this Section 4.1(e) and, if issued, to obtain their prompt withdrawal.

(f)	TSX Listing. It shall take all action as may be required and appropriate so that each of the Rights and the Common Shares issuable upon exercise of the Rights are approved for listing and posting for trading on the TSX as of the Closing Date, subject to receipt of customary final documentation.

(g)	Securities Laws. It shall take all action as may be necessary and appropriate so that the Rights Offering and the other transactions contemplated in this Agreement will be effected in accordance with Securities Laws. It shall consult with the Standby Purchaser and its advisors and representatives upon the Standby Purchaser’s reasonable request regarding the manner in which the Rights Offering and the other transactions contemplated herein will comply with Securities Laws, and it shall provide to the Standby Purchaser and its advisors copies of any documents that are to be submitted by it to any Securities Commission, the TSX, the SEC or other regulatory authority for such purpose (including, for greater certainty, the Prospectus, the Registration Statement, any agreement or instrument required to be filed and such reports, opinions and other agreements or instruments that may be reasonably requested by the Standby Purchaser) prior to being so submitted and it shall give the Standby Purchaser and its advisors an opportunity to comment on same, and WEF shall not file the Preliminary Prospectus, the Final Prospectus, the Registration Statement or any Prospectus Amendment without first obtaining approval from the Standby Purchaser in respect of the form and content thereof, which approval will not be unreasonably withheld or delayed.

(h)	Obtaining of Report. It will cause Computershare Investor Services Inc. to deliver to the Standby Purchaser, as soon as is practicable following the Expiry Time, details concerning the total number of Common Shares duly subscribed and paid for by holders of Rights under the Rights Offering, including those Common Shares subscribed and paid for pursuant to the Additional Subscription Privilege.

(i)	Due Diligence. Prior to the Closing Date, WEF shall permit the Standby Purchaser and its advisors and representatives to participate in the preparation of the Prospectus and shall allow the Standby Purchaser and its advisors and representatives to conduct all due diligence investigations that it reasonably determines to be advisable from time to time, provided that such do not cause undue interference to the ordinary course of conduct of WEF’s business. WEF shall co-operate to the fullest extent possible in arranging such meetings as the Standby Purchaser considers necessary or desirable to facilitate its due diligence review. WEF shall authorize all necessary parties to grant full disclosure of all information relating to WEF and any of its subsidiaries to the advisors and representatives of the Standby Purchaser (subject to such limitations as are necessary having regard to matters such as competitively sensitive information).
(j)	Mailing of Materials. It will effect and complete the mailing of commercial copies of the Final Prospectus to each of the registered holders of the Shares as soon as practicable following the Record Date and to the beneficial holders of Common Shares in the manner contemplated by National Instrument 54-101 as soon as practicable following the Record Date.

(k)	Application of Proceeds. It shall apply the proceeds from the Rights Offering in the manner and for the purposes as disclosed in the Prospectus.
ARTICLE 5
CHANGES
5.1	Material Change during Distribution. During the period from the date of this Agreement to the Closing Date, WEF shall promptly notify the Standby Purchaser in writing of the full particulars of:
(a)	any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of WEF and its subsidiaries taken as a whole;

(b)	any fact, event or circumstance which has arisen or been discovered and would have been required to have been stated in the Prospectus had the fact, event or circumstance arisen or been discovered on, or prior to, the date of the Prospectus; and

(c)	any change in any matter (which for the purposes of this Agreement shall be deemed to include the disclosure of any previously undisclosed material fact) contained in the Prospectus, including all documents incorporated by reference, that would have been required to be stated or disclosed in the Prospectus had it arisen or been discovered on, or prior to, the date of the Prospectus, that is, or may be, of such a nature as to render any statement in the Prospectus misleading or untrue or that would result in the Prospectus not containing full, true and plain disclosure of all material facts relating to WEF, its subsidiaries and the Securities or a Misrepresentation in the Prospectus or which would result in the Prospectus not complying (to the extent that such compliance is required) with Securities Laws.

WEF shall promptly, and in any event within any applicable time limitation, comply, to the reasonable satisfaction of the Standby Purchaser, with all applicable filings and other requirements under Securities Laws as a result of any of the foregoing. However, WEF shall not file any Prospectus Amendment or other document without first obtaining approval from the Standby Purchaser, after consultation with the Standby Purchaser with respect to the form and content thereof, which approval will not be unreasonably withheld or delayed. WEF shall in good faith discuss with the Standby Purchaser any fact, event or change in circumstances (actual, anticipated, contemplated or threatened, financial or otherwise) which is of such a nature that there is reasonable doubt as to whether written notice to the Standby Purchaser need be given under this paragraph.
5.2	Change in Securities Laws. If during the period of distribution to the public of the Rights and the Common Shares, there shall be any change in Securities Laws which, in the reasonable opinion of either WEF or the Standby Purchaser, requires the filing of a Prospectus Amendment, WEF shall, to the satisfaction of the Standby Purchaser, acting reasonably, promptly prepare and file such Prospectus Amendment and any other materials required to be filed with the appropriate securities regulatory authority in each of the Qualifying Jurisdictions and the SEC where such filing is required.

5.3	Change in Closing Date. If a material change or a change in a material fact occurs prior to the Closing Date, then, provided that none of the rights to terminate this Agreement pursuant to Article 10 hereof has otherwise been exercised, the Closing Date shall be, unless WEF and the Standby Purchaser otherwise agree in writing, the sixth Business Day following the date on which all applicable filings or other requirements of Securities Laws with respect to such material change or change in a material fact have been complied with in all Qualifying Jurisdictions and any appropriate receipt for such filings and notice of such filings from WEF or WEF’s counsel have been received by the Standby Purchaser, provided however, that in no event shall the Closing Date be later than the Drop Dead Date.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF WEF
6.1	WEF represents and warrants to the Standby Purchaser that:
(a)	WEF has been duly amalgamated and organized and is validly existing and in good standing under the Canada Business Corporations Act and has all requisite corporate power to conduct its business as currently conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the material conduct of its business or its ownership or leasing of material property requires such qualification.

(b)	The authorized capital of WEF consists of an unlimited number of Common Shares, an unlimited number of Non-Voting Shares and an unlimited number of preferred shares, of which there were, as at the date hereof, 119,842,359 Common Shares and 84,571,206 Non-Voting Shares issued and outstanding. Except as contemplated under the Rights Offering or as described in this subsection (b) no person, firm or corporation other than the Standby Purchaser has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from WEF, of any Shares or other securities of WEF, other than stock options granted pursuant to WEF’s Option Plan and the holders of WEF’s Class C Warrants.
(c)	Each of the Material Subsidiaries is duly incorporated and validly existing under the Laws of its jurisdiction of incorporation and has all requisite corporate power to conduct its business as currently conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the material conduct of its business or its ownership or leasing of material property requires such qualification.

(d)	All issued and outstanding Shares of WEF have been duly authorized and validly issued, and are fully paid and non-assessable. When issued and delivered to the respective purchasers and paid for by the respective purchasers in accordance with the terms and conditions of the Rights Offering and/or the terms and conditions of this Agreement, the Securities will be validly issued, fully paid and non-assessable and will be free and clear of all liens, pledges, claims, encumbrances, security interests and other restrictions, except for restrictions on resale or transfer imposed under Securities Laws or by the Securities Commissions, the SEC or the TSX. The issuance of the Securities will not be subject to any pre-emptive or similar rights (it being acknowledged by the Standby Purchaser that the number of Standby Shares that it may be entitled to receive pursuant to this Agreement will depend on the number of Common Shares issued to those Persons who have exercised Rights prior to the Expiry Time).

(e)	The execution, delivery and performance by WEF of this Agreement:
(i)	has been duly authorized by all necessary corporate action on its part;

(ii)	does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) violate its articles of incorporation or by-laws or result in a breach of, a violation of, or constitute a default under, or conflict with, any provision of any indenture, mortgage, agreement, contract or other instrument to which WEF or any of its subsidiaries is a party or by which WEF or any of its subsidiaries or any of their respective properties or assets is bound that would, individually or in the aggregate, result in a Material Adverse Change or have a material adverse effect on the Rights Offering, the other transactions contemplated herein or on the respective businesses of WEF and its subsidiaries; and

(iii)	will not result in the violation of any Law, excluding for this purpose any breaches or violations of or conflicts with Laws that would not, individually or in the aggregate, result in a Material Adverse Change or have a material adverse effect on the Rights Offering, the other transactions contemplated herein or on the respective businesses of WEF and its subsidiaries.
(f)	This Agreement has been duly executed and delivered by WEF and constitutes a legal, valid and binding obligation of WEF, enforceable against it in accordance with its terms, subject only to (i) any limitation under Laws relating to bankruptcy, insolvency, arrangements or other Laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(g)	WEF is a reporting issuer in good standing in all of the Qualifying Jurisdictions.

(h)	No consent, approval, order or authorization of, or declaration, filing or notification with any Governmental Entity or any third party (including, for greater certainty, the agent and syndicate of lenders of WEF’s current credit facility) is required by or with respect to WEF or any of its Affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions by WEF contemplated hereby, other than the consents, approvals, or authorizations that may be required by Securities Laws.

(i)	There are no legal or governmental proceedings pending, or to WEF’s knowledge, threatened to which WEF or any of its subsidiaries is a party and which, if determined adversely, would have a material adverse effect on WEF and its subsidiaries, on a consolidated basis, other than proceedings accurately described in all material respects in the Public Documents and proceedings that would not have a material adverse effect on WEF and its subsidiaries, on a consolidated basis, or on the power or ability of WEF to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(j)	WEF is not in violation of any of the rules and policies of the TSX, including the applicable listing requirements of the TSX, and its Common Shares are currently listed thereon.

(k)	Each of the consolidated financial statements of WEF contained or otherwise incorporated by reference in the Public Documents and the Prospectus, including each Public Document filed after the date hereof until the Closing Date, (a) complies or, when filed, will comply as to form in all material respects with Securities Laws, (b) has been or, when filed, will have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis with those of the comparable prior period (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by Securities Laws), (c) fairly presents, or when filed will fairly present, in all material respects, the consolidated financial position of WEF and its subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements may omit notes which are not required in unaudited financial statements and are subject to normal and recurring year-end adjustments and other adjustments permitted and made in accordance with Canadian generally accepted accounting principles as disclosed therein and (d) as of their respective dates, did not contain a Misrepresentation.
(l)	At the time of its filing with any securities authority, the TSX or otherwise and as at the Closing Date, the Prospectus did and will comply with the requirements of Securities Laws in all material respects; and at the time of its filing and as at the Closing Date, the information and statements contained therein are true and correct in all material respects, contain no Misrepresentation and constitute full, true and plain disclosure of all material facts and do not omit any material facts relating to WEF and its subsidiaries taken as a whole and as concerns the Rights Offering and the transactions contemplated herein; provided that the foregoing will not apply to any information or statements contained in the Prospectus relating solely to the Standby Purchaser that the Standby Purchaser has specifically provided to WEF in writing for inclusion in such Prospectus.
6.2	Survival. All representations and warranties of WEF contained in this Agreement shall survive the completion of the purchase of the Standby Shares by the Standby Purchaser and will continue in full force and effect for a period of two years following the Closing Date notwithstanding any investigation, inquiry or other steps which may be taken by or on behalf of the Standby Purchaser.
ARTICLE 7
COVENANTS, REPRESENTATIONS AND WARRANTIES OF STANDBY PURCHASER
7.1	Representations. The Standby Purchaser represents and warrants to WEF that:
(a)	It is a corporation organized and existing under the Laws of Ontario and that it has the corporate power to enter into and perform its obligations under this Agreement.

(b)	The execution, delivery and performance by the Standby Purchaser of this Agreement:
(i)	has been duly authorized by all necessary corporate action on its part;

(ii)	does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, any of the terms or provisions of which it is a party or pursuant to which any of its assets or property may be affected that would, individually or in the aggregate, have a material adverse effect on the ability of the Standby Purchaser to perform its obligations hereunder; and

(iii)	will not result in the violation of any Law, excluding for this purpose any breaches or violations of, or conflicts with, Laws that would not individually or in the aggregate have a material adverse effect on the ability of the Standby Purchaser to perform its obligations hereunder.
(c)	This Agreement has been duly executed and delivered by the Standby Purchaser and constitutes a legal, valid and binding obligation of the Standby Purchaser, enforceable against it in accordance with its terms, subject only to (i) any limitation under Laws relating to bankruptcy, insolvency, arrangement or other Laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(d)	No consent, approval, order or authorization of, or declaration, filing or notification with, any Governmental Entity is required by or with respect to the Standby Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions by the Standby Purchaser contemplated hereby, other than:
(i)	consents, approvals, or authorizations that may be required by Securities Laws; and

(ii)	consents, approvals, authorizations, filings or notifications that may be required by any Securities Commissions or with any competition or antitrust authority, except where the failure to obtain such consents, approvals, orders or authorizations of, or make such declarations, filings or notifications with, any Governmental Entity, individually or in the aggregate, would not result in a Material Adverse Change nor have a material adverse effect on the Rights Offering, the other transactions contemplated herein or on the respective businesses of WEF and its subsidiaries.
(e)	The Standby Purchaser will have, on the Closing Date (regardless of the number of Rights that are exercised by the holders of Rights prior to the Expiry Time) the financial ability and sufficient funds to make and complete the payment for all of the Standby Shares that it has committed to purchase pursuant to the Standby Commitment and the availability of such funds will not be subject to the consent, approval or authorization of any Person(s). The Standby Purchaser acknowledges and covenants that it shall, in accordance with Section 6.1 of National Instrument 45-101 — Rights Offerings, deliver to WEF satisfactory evidence of the foregoing for delivery to the Securities Commissions at or prior to the time of filing of the Prospectus with the Securities Commissions.
7.2	Covenants. Subject to and in accordance with the terms hereof, the Standby Purchaser undertakes and agrees with and in favour of WEF that:
(a)	It will co-operate with WEF in obtaining such consents and approvals as are required in order to permit the Standby Purchaser to acquire all of the Shares that may be issued to it pursuant to the Rights Offering and this Agreement.

(b)	It will co-operate with WEF in the preparation and filing of the Prospectus to the extent information is required from the Standby Purchaser or is otherwise contemplated hereunder.
7.3	Survival. All representations and warranties of the Standby Purchaser contained in this Agreement shall continue in full force and effect notwithstanding any investigation, inquiry or other steps which may be taken by or on behalf of WEF, but shall expire upon the exercise by the Standby Purchaser of the Rights for Common Shares pursuant to this Agreement.
ARTICLE 8
CLOSING AND CONDITIONS
8.1	Closing. The closing of the issuance by WEF and the purchase by the Standby Purchaser of the Standby Shares to be purchased by the Standby Purchaser hereunder shall be completed at the offices of Torys LLP, 79 Wellington Street West, Toronto, Ontario, at 2:00 p.m. on the Closing Date or at such other time and/or on such other date and/or at such other place as WEF and the Standby Purchaser may agree upon in writing. On such date, and upon payment being made by the Standby Purchaser in accordance with Section 3.2, definitive certificates representing the number of Shares underlying the number of Standby Shares to be purchased by the Standby Purchaser hereunder shall be delivered to the Standby Purchaser by WEF and such certificates shall be registered in the name of the Standby Purchaser or one or more designees of the Standby Purchaser, as the Standby Purchaser may direct, in its sole and absolute discretion.

8.2	Mutual Conditions. The respective obligations of each of WEF and the Standby Purchaser to complete the issuance by WEF and the purchase by the Standby Purchaser of the Standby Shares are subject to the following conditions being satisfied in full, provided that in the case of WEF, only if WEF has used its best efforts to comply with (or cause to be complied with) such conditions:
(a)	There shall not be any claims, litigation, investigations or proceedings, including appeals and applications for review, in progress, or to the knowledge of WEF or the Standby Purchaser, pending or threatened, including, without limitation by or before any Governmental Entity, in relation to the Common Shares, the Non-Voting Shares, the Rights Offering or the Securities, any of which suspends or ceases trading in the Rights or Shares or operates to prevent or restrict the lawful distribution of the Securities (which suspension, cessation, prevention or restriction, as the case may be, is continuing).

(b)	There shall not be any order issued by a Governmental Entity pursuant to Laws, nor shall there be any change of Law, in either case which suspends or ceases trading in the Rights or the Shares or operates to prevent or restrict the lawful distribution of the Securities (which suspension, cessation, prevention or restriction, as the case may be, is continuing).

(c)	The Rights and Common Shares shall be listed on the TSX.

(d)	The TSX shall have approved the listing of the Common Shares issuable upon the exercise of the Rights, subject to the filing of customary documents and the TSX.
8.3	Conditions in Favour of Standby Purchaser. The obligation of the Standby Purchaser to complete the purchase of the Standby Shares is subject to the following conditions being satisfied in full, which conditions are for the exclusive benefit of the Standby Purchaser, any of which may be waived, in whole or in part, by the Standby Purchaser, in its sole and absolute discretion:
(a)	All actions required to be taken by or on behalf of WEF including the passing of all requisite resolutions of the directors of WEF and all requisite filings with any Governmental Entity will have occurred on or prior to the Closing Date, so as to validly authorize the execution and filing of the Preliminary Prospectus, the Final Prospectus and any Prospectus Amendment and to create and issue the Securities, in each case having the attributes contemplated by the Prospectus, and WEF will have taken all requisite actions, including the passing of all requisite resolutions of the directors of WEF, and have made and/or obtained all necessary filings, approvals, orders, rulings and consents of all relevant securities regulatory authorities and other Governmental Entities required in connection with the Rights Offering, the other transactions contemplated herein and the purchase of Standby Shares by the Standby Purchaser as contemplated by this Agreement (but excluding, for greater certainty, such filings, approvals, orders, rulings and consents, as may be needed to permit the Standby Purchaser to acquire all of the Shares that may be issued to it pursuant to the Rights Offering and this Agreement).

(b)	The Standby Purchaser shall have received, with respect to such matters as it may reasonably request, a legal opinion dated as of the Closing Date from Torys LLP, counsel to WEF (who may rely on the opinion of counsel acceptable to them as to matters governed by the laws of jurisdictions other than the Province of Ontario or the laws of Canada applicable therein or the State of New York and federal laws of the United States applicable therein, and who may rely, to the extent appropriate in the circumstances, as to matters of fact, on certificates of officers of WEF).

(c)	No Material Adverse Change shall have occurred since the date hereof.

(d)	The Standby Purchaser shall have received at Closing a certificate or certificates dated the Closing Date and signed on behalf of WEF by the Chief Executive Officer and the Chief Financial Officer of WEF or such other officers of WEF acceptable to the Standby Purchaser, acting reasonably, in form and content satisfactory to the Standby Purchaser, acting reasonably, addressed to the Standby Purchaser certifying for and on behalf of WEF after having made due enquiry, with respect to the following matters:
(i)	its constating documents;

(ii)	the resolutions of its board of directors relevant to the approval of the Prospectus and the signing and filing thereof, the allotment, issue and sale of the Securities and the authorization of this Agreement and the transactions contemplated herein; and

(iii)	the incumbency and signatures of certain of its authorized signing officers.
(e)	WEF shall have performed or complied with, in all material respects, each of its covenants contained in this Agreement and each of its representations and warranties shall be true and correct and the Standby Purchaser shall have received at Closing a certificate or certificates dated the Closing Date and signed on behalf of WEF by the Chief Executive Officer and the Chief Financial Officer of WEF or such other officers of WEF acceptable to the Standby Purchaser, acting reasonably, in form and content satisfactory to the Standby Purchaser, acting reasonably, addressed to the Standby Purchaser certifying for and on behalf of WEF after having made due enquiry and after having carefully examined the Prospectus, including all documents incorporated by reference that:
(i)	since the respective dates as of which information is given in the Final Prospectus, as amended or supplemented by any Prospectus Amendment, there has been no material change (actual, anticipated, contemplated or threatened, whether financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of WEF and its subsidiaries on a consolidated basis, and none of the management or the board of directors of WEF or any of its subsidiaries has approved any transaction out of the ordinary course of business other than as disclosed in the Final Prospectus or any Prospectus Amendment;

(ii)	no order, ruling or determination having the effect of suspending the sale or ceasing the trading of the Securities or any other securities of WEF or prohibiting the sale of the Securities has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or are pending or, to the knowledge of such officers, contemplated or threatened under Securities Laws or by any Governmental Entity;

(iii)	WEF has duly performed or complied with all terms, conditions and covenants of this Agreement on its part to be complied with or to be satisfied by it up until Closing; and

(iv)	the representations and warranties of WEF contained in this Agreement are true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Date.
8.4	Conditions in Favour of WEF. The obligation of WEF to issue the Standby Shares to the Standby Purchaser is subject to the following conditions being satisfied in full which conditions are for the exclusive benefit of WEF, any of which may be waived, in whole or in part, by WEF, in its sole and absolute discretion:
(a)	The Standby Purchaser shall have performed or complied with, in all material respects, each of its covenants contained in this Agreement and each of its representations and warranties shall be true and correct and WEF shall have received at Closing a certificate or certificates dated the Closing Date and signed on behalf of the Standby Purchaser by such officers of the Standby Purchaser acceptable to WEF, acting reasonably, addressed to WEF certifying for and on behalf of the Standby Purchaser after having made due enquiry that:
(i)	the Standby Purchaser has duly complied with the terms, conditions and covenants of this Agreement on its part to be complied with up until Closing; and

(ii)	the representations and warranties of the Standby Purchaser contained in this Agreement are true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Date.
8.5	Each of WEF and the Standby Purchaser agrees that it will use commercially reasonable efforts to cause the conditions set forth in this Article 8 to be satisfied to the extent that such conditions relate to acts to be performed or caused to be performed by such party.
ARTICLE 9
CONFIDENTIALITY AND PUBLIC ANNOUNCEMENT
9.1	Confidentiality. None of the parties hereto shall, without the prior consent of the other parties, disclose the existence of this Agreement or its terms, the possibility of the Rights Offering or other transactions contemplated herein or any of their respective possible terms, or any related discussions, except that such disclosure may be made to any party’s officers, directors, partners, advisors and employees, and in the case of the Standby Purchaser, to such Persons as may be necessary for the Standby Purchaser to exercise its rights pursuant to Section 13.3, who require such information for the purpose of consummating the transactions contemplated by this Agreement or as may otherwise be required by Law or the rules of the TSX.

9.2	Public Announcement. The parties hereto will make a public announcement regarding this Agreement contemporaneously with (or that shall be included within) the public announcement to be made by WEF regarding the Rights Offering. At any time after the public announcement of this Agreement, the Standby Purchaser may, subject to applicable legal restrictions, place an announcement in such newspapers and publications as it may choose, stating that the Standby Purchaser has acted as set forth herein in connection with the transactions contemplated herein, provided that the Standby Purchaser shall submit a copy of any such announcement to WEF for its approval, which shall not be unreasonably withheld or delayed. Furthermore, the Standby Purchaser may use, from time to time, WEF’s name and logo and a brief description of the transaction in publications and/or marketing materials prepared and/or distributed by the Standby

Purchaser, subject to WEF’s prior written consent, such consent not to be unreasonably withheld.
ARTICLE 10
TERMINATION
10.1	Termination by WEF or Standby Purchaser. Either WEF or the Standby Purchaser may terminate and cancel its obligations under this Agreement, without any liability on its part, if any of the conditions set out in Section 8.2 are not satisfied on or before the Closing Date.

10.2	Termination by WEF. WEF may terminate and cancel its obligations under this Agreement, without any liability on its part, if:
(a)	the Standby Purchaser is in default of its obligations hereunder and fails to remedy such breach on or before the earlier of the date that is 30 days following the date upon which WEF has provided written notice of such breach; or

(b)	if any of the conditions set out in Section 8.4 are not satisfied on or before the Closing Date.
10.3	Termination by the Standby Purchaser. The Standby Purchaser may terminate and cancel its obligations under this Agreement, without any liability on its part, if:
(a)	WEF is in default of its obligations hereunder and fails to remedy such breach on or before the earlier of the date that is 30 days following the date upon which the Standby Purchaser has provided written notice of such breach;

(b)	if any of the conditions set out in Section 8.3 are not satisfied on or before the Closing Date; or

(c)	the Rights Offering is otherwise terminated or cancelled or the closing (as contemplated by Article 8) has not occurred on or before the Drop Dead Date.
10.4	Notwithstanding any other provision hereof, should WEF or the Standby Purchaser validly terminate this Agreement pursuant to, and in accordance with, this Article 10, the obligations of both WEF and the Standby Purchaser under this Agreement shall terminate and there shall be no further liability on the part of the Standby Purchaser to WEF or on the part of WEF to the Standby Purchaser hereunder except for (i) any breach of this Agreement which occurred on or prior to the termination or (ii) for any liability of any party that exists at such time or that may arise thereafter pursuant to Article 11 hereof.
ARTICLE 11
INDEMNIFICATION
11.1	WEF covenants and agrees to protect, indemnify and hold harmless the Standby Purchaser for and on behalf of itself and for and on behalf of and in trust for each of its affiliates and its and their respective directors, officers, shareholders, partners, employees and agents (collectively, the “Tricap Indemnified Parties”) from and against any and all direct and indirect losses, claims, damages, liabilities, costs or expenses which any of them may be subject to or suffer or incur:
(a)	by reason of or in any way arising, directly or indirectly, out of any Misrepresentation or alleged Misrepresentation in the Prospectus (other than a Misrepresentation in the Prospectus attributable to information provided by or on behalf of the Tricap Indemnified Parties in respect of themselves); and/or

(b)	by reason of or in any way, directly or indirectly, out of any order made or any inquiry, investigation or proceeding instituted, threatened or announced by any Governmental Entity or by any other Person, based upon any Misrepresentation or alleged Misrepresentation in the Prospectus (other than a Misrepresentation in the Prospectus attributable to information provided by or on behalf of the Tricap Indemnified Parties in respect of themselves); and/or

(c)	the non-compliance or alleged non-compliance by WEF with any requirement of Securities Laws or any other Laws in connection with the Rights Offering; and/or

(d)	by reason of, or in any way arising, directly or indirectly, out of any breach or default of or under any representation, warranty, covenant or agreement of WEF contained herein.
11.2	The Standby Purchaser covenants and agrees to protect, indemnify and hold harmless WEF for and on behalf of itself and for and on behalf of and in trust for each of its directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities, costs or expenses caused or incurred by reason of, or in any way arising, directly or indirectly, out of (i) any breach or default of or under any representation, warranty, covenant or agreement of the Standby Purchaser contained herein, or (ii) any information relating solely to the Standby Purchaser that the Standby Purchaser provided to WEF in writing or that results primarily from any action taken by the Standby Purchaser that is contrary to Laws.
11.3	The indemnification by WEF contained in Section 11.1 will not apply in respect of any losses, claims, damages, liabilities, costs or expenses caused or incurred by reason of or arising out of any Misrepresentation, order, inquiry, investigation or other matter or thing referred to herein which is based upon or results directly from any information relating solely to the Standby Purchaser that the Standby Purchaser provided to WEF in writing.
11.4	In the event that any claim, action, suit or proceeding, including, without limitation, any inquiry or investigation (whether formal or informal), is brought or instituted against any of the Persons in respect of which indemnification is or might reasonably be considered to be provided for herein, such Person (an “Indemnified Party”) shall promptly notify the Person from whom indemnification is being sought (being either WEF under Section 11.1 or the Standby Purchaser under Section 11.2, as the case may be (the “Indemnifying Party”)) and the Indemnifying Party shall promptly retain counsel who shall be reasonably satisfactory to the Indemnified Party to represent the Indemnified

Party in such claim, action, suit or proceeding, and the Indemnifying Party shall pay all of the reasonable fees and disbursements of such counsel relating to such claim, action, suit or proceeding.
11.5	In any such claim, action, suit or proceeding, the Indemnified Party shall have the right to retain other counsel to act on such Person’s behalf, provided that the fees and disbursements of such other counsel shall be paid by the Indemnified Party unless:
(a)	the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such other counsel; or

(b)	the named parties to any such claim, action, suit or proceeding (including any added, third or impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (such as the availability of different defenses);

provided, however, the Indemnifying Party shall not, in connection with any such claim, action, suit or proceeding in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate legal firm for all persons or corporations in respect of which indemnification is or might reasonably be considered to be provided for herein and such firm shall be designated in writing by the Indemnified Party (on behalf of itself and its directors, officers, employees and agents).
11.6	Notwithstanding anything herein contained, neither WEF nor the Standby Purchaser shall agree to any settlement of any such claim, action, suit or proceeding unless the other has consented in writing thereto, and neither party shall be liable for any settlement of any such claim, action, suit or proceeding unless it has consented in writing thereto.
11.7	If the indemnification provided for in Article 11 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any losses, claims, damages or liabilities referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall to the extent permitted by Law contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the act or omission that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
11.8	The obligations of WEF and the Standby Purchaser under this Article 11 shall survive completion of any offerings described herein and the termination of this Agreement. No

Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.
11.9	To the extent any indemnification by an Indemnifying Party is prohibited or limited by Law, the Indemnifying Party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under this Article 11 to the fullest extent permitted by Law; provided, however, that no person guilty of fraudulent misrepresentation shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
11.10	Notwithstanding any other provision in this Article 11, the Standby Purchaser, for and on behalf of itself and for and on behalf of and in trust for the Tricap Indemnified Parties, agrees to waive any rights to indemnification pursuant to this Agreement and any rights under Securities Laws the Standby Purchaser and the Tricap Indemnified Parties may have by reason of or in any way arising, directly or indirectly, out of any misrepresentation or alleged misrepresentation in the Prospectus attributable to information provided by or on behalf of the Tricap Indemnified Parties in respect of themselves.
ARTICLE 12
NOTICE
12.1	Notice. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be personally delivered or sent by facsimile transmission as set forth below, or to such other address, facsimile number or person as may be designated by notice.
(a)	In the case of WEF:
Western Forest Products Inc. 435 Trunk Road Duncan, British Columbia V9L 2P9

Attention: Chief Financial Officer Fax: (250) 748-6045

With a copy to:

Torys LLP 79 Wellington Street West Suite 3000 Toronto, Ontario M5K 1N2

Attention: Sharon Geraghty Fax: (416) 865-7380
(b)	In the case of the Standby Purchaser:

Tricap Management Limited Brookfield Place 181 Bay Street Suite 300 Toronto, Ontario M5J 2T3

Attention: Gary Franko Fax: (416) 359-2649

With a copy to:

Tricap Management Limited Royal Centre, P.O. Box 11179 1055 West Georgia St., Suite 2050 Vancouver, British Columbia V6E 3R5

Attention: Rick Eng Fax: (604) 687-3419

With a copy to:

Goodmans LLP 250 Yonge Street Suite 2400 Toronto, Ontario M5B 2M6

Attention: Victor Liu Fax: (416) 979-1234
12.2	Receipt of Notice. Notice shall be deemed to be given on the day of actual delivery or the day of facsimile transmission, as the case may be, or if not a Business Day, on the next Business Day.

ARTICLE 13
MISCELLANEOUS
13.1	Expenses. Each party will bear all of its own expenses related to the transaction contemplated by this Agreement; provided, however, that WEF will reimburse the Standby Purchaser for all fees and disbursements of legal counsel to the Standby Purchaser and the out-of-pocket expenses incurred by the Standby Purchaser if the Rights Offering is not completed. In such circumstances, the Standby Purchaser’s expenses shall be paid on receipt by WEF of invoices and any expenses not paid prior to the Closing Date shall be paid on the Closing Date.
13.2	Further Assurances. The parties hereto agree to do all such things and take all such actions as may be necessary or desirable to give full force and effect to the matters contemplated by this Agreement.
13.3	Assignment and Syndication. This Agreement may not be assigned by any party, by operation of Law or otherwise, without the prior written consent of the other parties, provided, however, that this Agreement and the rights and obligations of the Standby Purchaser hereunder, including the obligation to purchase Standby Shares, may be syndicated, sold, assigned or otherwise granted by the Standby Purchaser in whole or in part to one or more Persons; however such syndication, sale, assignment or grant shall not release the Standby Purchaser from its obligations under this Agreement.
13.4	Enurement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and there respective successors and permitted assigns.
13.5	Waiver. Failure by any party to insist in any one or more instances upon the strict performance of any one of the covenants or rights contained in this Agreement shall not be construed as a waiver or relinquishment of such covenant or right. No waiver by any party hereto of any such covenant or right shall be deemed to have been made unless expressed in writing and signed by the waiving party.
13.6	Amendments. No term or provision hereof may be amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of the amendment, discharge or termination is sought.
13.7	Counterparts and Facsimile. This Agreement may be executed in several counterparts and by facsimile, each of which when so executed shall be deemed to be an original and such counterparts and facsimiles together shall constitute one and the same instrument and notwithstanding their date of execution they shall be deemed to be dated as of the date hereof.
13.8	Time. Time shall be of the essence of this Agreement.
13.9	Entire Agreement. This Agreement and any other agreements and other documents referred to herein and delivered in connection herewith, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter hereof.

13.10	Language. The parties hereby confirm their express wish that this document and all documents and agreements directly or indirectly related thereto be drawn up in English. Les parties aux présentes reconnaissent qu’à leur demande le présent document ainsi que tous les documents et conventions qui s’y rattachent directement ou indirectement sont rédigés en langue anglaise.
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     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered by their authorized officers as of the date first written above.

WESTERN FOREST PRODUCTS INC.
By: “Murray Johnston”
Name:	Murray Johnston
Title:	Vice President and Chief Financial Officer

TRICAP MANAGEMENT LIMITED
By: “Gary Franko”
Name:	Gary Franko
Title:	Senior Vice President